Exhibit 99.1

EQT Private Equity Company LLC

Net Asset Value

EQT Private Equity Company LLC (the “Company”) calculates net asset value per share in accordance with valuation policies and procedures that have been approved by the Company’s board of directors. The Company’s transactional net asset value (“Transactional Net Asset Value”) is used to determine the price at which the Company sells and repurchases its shares. The Company’s GAAP net asset value (“GAAP Net Asset Value”) is the Company’s net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following table provides a breakdown of the major components of the Company’s Transactional Net Asset Value as of August 31, 2025 ($ in thousands, except shares):

Components of Transactional Net Asset Value	August 31, 2025
Assets at fair value (cost $164,737)	$176,659
Cash and cash equivalents	85,772
Other assets	12,582
Other liabilities	(10,108)
Accrued performance allocation	(1,604)
Management fee payable	(105)
Accrued shareholder servicing fees(1)	(115)

Transactional Net Asset Value	$263,081

Number of outstanding shares	9,897,829

(1)

Shareholder servicing fees apply only to Class D Shares, Class S Shares, Class J1 Shares, Class J2 Shares, Class A-D Shares, Class A-S Shares, Class A-J1 Shares and Class A-J2 Shares. For purposes of Transactional Net Asset Value, the Company recognizes shareholder servicing fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, the Company accrues the cost of the shareholder servicing fees for the estimated life of the shares as an offering cost at the time the Company sells shares in the applicable share classes.

The following table provides a breakdown of the Company’s total Transactional Net Asset Value and the Company’s Transactional Net Asset Value per share by class as of August 31, 2025 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class A-I Shares	Class A-D Shares	Class A-J1 Shares	Class A-J2 Shares	Class A-S Shares	Class E Shares	Class Q Shares	Class H Shares	Class T Shares	Total
Transactional Net Asset Value	$67	$32,671	$10,695	$87,680	$10,578	$55,655	$65,638	$1	$1	$95	$263,081
Number of outstanding Shares	2,519	1,221,378	400,000	3,280,633	395,793	2,163,472	2,430,449	40	40	3,505	9,897,829

Transactional Net Asset Value Per Share as of August 31, 2025	$26.70	$26.75	$26.74	$26.73	$26.73	$25.72	$27.01	$27.06	$27.06	$27.06

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles the Company’s GAAP Net Asset Value to Transactional Net Asset Value ($ in thousands):

August 31, 2025
GAAP Net Asset Value	$258,354
Adjustments:
Accrued shareholder servicing fees	$4,727

Transactional Net Asset Value	$263,081

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for portfolio company holdings that are valued at fair value as of August 31, 2025.

Valuation Methodology	Unobservable Input(s)(1)	Weighted Average(2)	Range
Inputs to market comparables and transaction price/other	Weight Ascribed to Market Comparables	67%	0% - 100%
	Weight Ascribed to Transaction Price/Other	33%	0% - 100%
Market Comparables	Enterprise Value / EBITDA Multiple	16.7x	13.3x - 19x
	Enterprise Value / Revenue	7.6x	7.6x - 7.6x
	Enterprise Value / EBITDAC Multiple	30.4x	30.4x - 30.4x

(1)

In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. EQT Partners Inc., the Company’s manager, has determined that market participants would take these inputs into account when valuing the investments.

(2)	Inputs are weighted based on fair value of the investments included in the range.